Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124428) pertaining to the Hibernia Corporation Retirement Security Plan of our report dated June 27, 2008, with respect to the financial statements of the Hibernia Corporation Retirement Security Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young

McLean, Virginia

June 27, 2008